Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 30, 2012, relating to the consolidated financial statements of CIFC Corp., and the effectiveness of CIFC Corp.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of CIFC Corp. for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

New York, New York

June 14, 2012